UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report
March 30, 2006

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Nanobac Pharmaceuticals, Incorporated
(Exact name of registrant as specified in its charter)

Florida	0-24696	59-3248917
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

4730 N. Habana Avenue, Tampa, Florida 33614
(Address of Principal Executive Office) (Zip Code)

(813) 264-2241
(Registrant’s telephone number, including area code)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Nanobac announces the following changes in its Board of Directors

New Director

Dr. Benedict S. Maniscalco, M.D. - Director of Clinical Research, Medical Director and member of the Board of Directors - Dr. Maniscalco joined the Board of Directors on March 29, 2006.

2001 to present Dr. Maniscalco has been in the private practice of cardiology. He was with Tampa Heart Center in Tampa Florida in 2000 to 2001. Dr. Maniscalco was in private practice for consultive cardiology with Health Centers of Excellence, Inc. as Chief Executive Officer in Tampa Florida from March 1998 thorough January 2000. From 1976 through 1998, he was an officer and board member of a large multi specialty cardiovascular group practice. From 1979 through 1996 he was co-founder of St. Joseph’s Heart Institute in Tampa, Florida and served as Director of Cardiac Catheterization and Director of Cardiology during his tenure.

Over past 30 years, Dr. Maniscalco has been a member of numerous local, state and national professional societies. He has served as President and Governor of the Florida Chapter of the American College of Cardiology and has been involved in numerous committees dealing with socioeconomic and medical policies in both the American College of Cardiology and the Society for Cardiac Angiography and Interventions. He has been a frequent lecturer at the local, state and national level, on both clinical and non-clinical matters affecting the delivery of cardiovascular services.

Dr. Maniscalco received his medical degree from the Duke University School of Medicine in 1967. He interned at Grady Memorial Hospital in Atlanta and did his junior and senior residencies at Emory University Affiliated Hospitals, followed by a fellowship in Cardiovascular diseases from 1973-1975. He is licensed to practice in both Florida and Georgia and is certified by the American Board of Internal Medicine and the American Sub-Specialty Board in Cardiovascular disease.

Director Resignation

Dr. Maniscalco replaces Dr. Jan Egberts who has resigned from Nanobac Pharmaceuticals, Incorporated effective March 29, 2006 due to time constraints associated with his other business and personal interests. Dr. Egberts did not have disagreements with the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nanobac Pharmaceuticals, Incorporated
(Registrant)

Date: March 30, 2006	By:	/s/ John D. Stanton
John D. Stanton, Chief Executive Officer